Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports First Quarter 2010 Results

- Net Earnings of $0.23 per Share on 2.7% Sales Increase -

PHILADELPHIA — June 7, 2010 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the thirteen weeks (first quarter) ended May 1, 2010.

Sales

Sales for the thirteen weeks ended May 1, 2010 increased by $13.5 million, or 2.7%, to $510.0 million from $496.5 million for the thirteen weeks ended May 2, 2009. Comparable sales increased 1.4%, consisting of a 0.1% comparable service revenue increase and a 1.7% comparable merchandise sales increase. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing Sales into the respective lines of business from which they are generated, comparable Service Center Revenue (labor plus installed merchandise and tires) increased 0.9%, while comparable Retail Sales (DIY and Commercial) increased 1.8%.

Earnings

Net earnings for the first quarter of fiscal 2010 increased to $12.0 million ($0.23 per share) from $10.9 million ($0.21 per share) recorded in the same period last year. The first quarter 2009 results included, on a pre-tax basis, a $6.2 million gain resulting from bond repurchases.

Commentary

“For the fifth consecutive period, our quarter-over-quarter profitability has improved,” commented CEO Mike Odell. “And for the first time in many years, we achieved increases in both customer count and sales across all lines of business.”

Mike commented further, “We continue to earn the trust of our customers every day by delivering an experience that is based on speed, expertise, respect and value. We recently launched a new marketing campaign, social media efforts and an improved website to more fully communicate the breadth of automotive services, tires, parts and accessories available at Pep Boys. And, of course, our 18,000 associates stand ready to deliver on our vision to be the automotive solutions provider of choice for the value-oriented customer.”

“We have opened five more Service & Tire Centers, another 14,000-square-foot prototype Supercenter and two more Speed Shops within existing Supercenters since the beginning of the fiscal year,” noted CFO Ray Arthur. “Our growth plan remains on track and we expect to achieve our previously disclosed store opening and return targets.”

Pep Boys has more than 6,000 service bays within over 590 stores located in 35 states and Puerto Rico. Along with its full-service vehicle maintenance and repair capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the first quarter will be broadcast live on Tuesday, June 8 at 8:30 a.m. ET over the Internet at the Vcall website, located at http://www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of June 8 on Pep Boys’ website at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Ray Arthur, 215-430-9720

Media Contact: Alex Spooner, 215-430-9588
Internet: http://www.pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	May 1, 2010	May 2, 2009

Total revenues	$510,033,000	$496,488,000

Net earnings	$11,950,000	$10,909,000

Basic earnings per share:
Average shares	52,526,000	52,333,000

Basic earnings per share:	$0.23	$0.21

Diluted earnings per share:
Average shares	52,933,000	52,376,000

Diluted earnings per share:	$0.23	$0.21